FIRST AMENDMENT TO
AMENDED EXECUTIVE SALARY CONTINUATION AGREEMENT
THIS FIRST AMENDMENT (the “Amendment”) is adopted January 30, 2025, by and between Community West Bank, formerly Central Valley Community Bank (the “Bank”) and James J. Kim (the “Executive”).
The Bank and the Executive are parties to a certain Amended Executive Salary Continuation Agreement effective April 1, 2020 (the “Agreement”) which provides certain benefits to the Executive or the Executive’s beneficiary. The Bank and the Executive now wish to amend the Agreement to change the Agreement’s early termination provision.
    Now, therefore, the Bank and the Executive agree as follows.
    Section III.B. of the Agreement shall be deleted and replaced with the following:
B.    Early Termination Benefit.
If the Executive Terminates Employment for any reason other than For Cause prior to March I, 2038, the Bank shall pay the Executive the liability that should be accrued by the Bank under Generally Accepted Accounting Principles for the Bank’s obligation to the Executive under this Agreement, calculated by applying Accounting Standards Codification 710-10, in lieu of any other benefit hereunder. The benefit shall be paid in one hundred eighty (180) monthly installments commencing the first day of the month following Separation from Service. On the first anniversary of the first payment and on each subsequent anniversary thereafter the benefit shall increase by three percent (3%) over the benefit from the prior year. In the event of the Executive's death prior to the date all payments have been made, Section IV of this Agreement shall control. Any benefit payable under this Section shall be subject to reduction or elimination as provided in Section VII.
IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Amendment.
EXECUTIVE                        BANK

James J. Kim                        By:     /s/ Daniel J. Doyle
                            Title: Chairman of the Board